Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Summit Midstream Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate (3)	Amount of Registration Fee

Equity	Common units representing limited partner interests	Other	1,176,281 units	$14.90	$17,526,586.90	$0.0000927	$1,624.71

Total Offering Amounts					$17,526,586.90		$1,624.71

Total Fee Offsets							—

Net Fee Due							$1,624.71

(1)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of common units representing limited partner interests in Summit Midstream Partners, LP (“Common Units”) as reported on the New York Stock Exchange on June 23, 2022.

(2)

Represents Common Units issuable in respect of awards granted under the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which include Common Units that may again become available for delivery with respect to awards under the Plan or the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan (as amended, the “Prior Plan”) pursuant to the unit counting, unit recycling and other terms and conditions of the Plan. Consists of (a) 1,000,000 Common Units initially authorized for issuance pursuant to the Plan and (b) 176,281 Common Units initially authorized for issuance pursuant to the Prior Plan that remain available for awards under the Prior Plan as of the date of approval of the Plan by unitholders. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover such indeterminate number of additional Common Units as may become issuable under the Plan as a result of common unit splits, non-cash distributions or similar transactions pursuant to the adjustment or antidilution provisions thereof.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.